EXHIBIT 99.1

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

INTEGRAL SYSTEMS, INC.

Moderator: Pete Gaffney

February 13, 2007

11:00 am ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Integral Systems’ First Quarter Results Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session.

At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

If at any time during the conference, you need to reach an operator, please press star-0.

As a reminder, the conference is being recorded, Tuesday, February 13, 2007.

And it is now my distinct pleasure to turn the conference over to Mr. Peter Gaffney, Chief Executive Officer.

Please proceed, sir.

Peter Gaffney:	Good morning and thank you for coming to our call.

This call may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Such statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Elaine Brown, our CFO will review the financial results. Then I will go over the business highlights from the quarter.

I’ll talk a little about our guidance revision then a few corporate issues and I’ll touch briefly on the strategic alternative process and then I’ll open up the call for your questions.

So, at this point, I’ll turn the call over to Elaine Brown, our CFO.

Elaine Brown:	Thanks Pete.

Good morning everyone. I’ll take a few minutes of your time this morning to review consolidated financial results for our first quarter of fiscal year 2007. We’ll take a look at the segment financial information and wrap up with a brief analysis.

The revenue for the three months ended December 31, 2006 was $27.4 million that compares to $29 million - $29.3 million for the same period last year.

Operating income of $3.1 million compares to $4.6 million for the first quarter of Fiscal 2006.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

Net income of $2.1 million compares to net income of $3.1 million for the first quarter of ‘06.

And finally, EPS on a diluted basis, 19 cents for quarter ending 12/31/06 that compares to 28 cents for quarter ending 12/31/05.

Now, the results that I just discussed, the first quarter of ‘07, include legal costs associated with previously disclosed informal inquiry by the SEC. These costs amount to approximately 800K pretax expense or approximately 500K net-of-tax effect.

Taking a look at the balance sheet, book value of $145 million equates to $13.10 a share based on about 11.1 million shares outstanding.

Tangible book value of $93 million equates to $8.37 a share.

We have approximately $65 million of cash equivalents on the book and $31 million of accounts receivable.

Taking a look at the segments, we have four reportable segments which include ground systems government segment; ground system commercial segment, which includes our Newpoint SAT and ISI Europe subsidiary; space communication system segment represents RT Logic and Lumistar subsidiary; and finally, our corporate or our other category which includes our product group and the remaining antenna business.

Now, revenues for three months ending 12/31/06 for the ground systems government segment $14.4 million that compares to $13.9 million for the same period in the prior year.

Ground systems commercial segment, $5.6 million compared to $4.8 million for the first quarter of ‘06.

Revenue in the space communication system segment for the first quarter of ‘07 was $95.2 million - I’m sorry, $9.2 million compared to $11.1 million for the first quarter of Fiscal ‘06.

And then, our corporate segment posted revenue of $1.3 million that compares to $2.1 million for the first quarter of ‘06.

And then, we have our elimination to account for inter-company transactions, negative 3.09 for the first quarter compared to 2.69 to the first quarter of ‘06.

In terms of operating income, our first quarter Fiscal ‘07 ground system government segment reported operating income of $1.2 million that compares to $1.3 million for the prior year.

Ground system commercial segment posted operating income of $1.1 million which compares to 558K for the same period last year.

Space communication system segment posted operating income of $2.1 million which compares to $2.7 million for the same period in ‘06.

And then, our corporate segment posted an operating loss of $1.2 million which compares to $56,000 for the first quarter of ‘06.

And finally, the elimination of 3000 which compares to 2000 for the prior year.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

Now, historically, our first quarter is typically the weakest quarter of our fiscal year, it’s where we have additional holidays and extra vacation days, but operating results for the first quarter of our Fiscal ‘07 are down when compared to the first quarter of Fiscal ‘06 which was a record high for the company.

All of the ongoing operating segments were profitable during the quarter and the company showed increases in gross margin as a percentage of sale.

Although bookings were strong across all segments, the results were negatively impacted by a few factors. Primarily, revenue was down approximately $2 million in the space communication system segment.

This was due primarily to lower booking in the third and fourth quarter of Fiscal 2006 which resulted in decreased product shipments in the first quarter of ‘07.

In addition, operating expenses were higher in Q1 of Fiscal ‘07, first quarter of Fiscal ‘07 over the first quarter of ‘06 due to higher bid and proposal expenses primarily and additional costs associated with the pursuit of exploring strategic options.

Since we expect bid and proposal costs to remain high for the year in both the ground systems government segment and at RT Logic and since we expect cost associated with exploring strategic alternatives to continue, we have revised guidance for earnings per share.

We currently anticipate EPS of $1.07 per share for the year. This is exclusive of legal costs associated with the informal inquiry by the SEC.

However, guidance for revenue remains unchanged at $131 million, it’s approximately 13% increase over Fiscal ‘06.

And feel free to reference the company’s 10-Q for additional information; this was filed last Friday.

And I’d like to turn the call back over to Pete at this time.

Peter Gaffney:	Thanks Elaine.

I’ll go over the business highlights for the quarter.

We booked $44 million in new business in the quarter pushing our backlog up to $263 million which is our highest backlog ever.

While our operating numbers for the quarter could have been better, our business continues to grow with our revenues and bookings up. And, as Elaine says, we are holding our revenue guidance at $131 million.

There’s a lot of work that we’re pursuing and mostly in the Government and the space communication segment and this is being reflected in our B&P expenses.

Now going through segment by segment.

The commercial segment had a very good quarter. Revenue was up $850,000 over Q1 of last year. Operating income was up 500K over last year.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

The commercial segment booked $32 million in new business in the first quarter, $23 million was at our SAT subsidiary and $8 million in the Command and Control Group.

In the Command and Control Group bookings included work for Taiwan’s National Space Program Office. This is for upgrades to the original system that we delivered for their ROCSAT program and that is for the NSPO new Argo Satellite, which is a remote sensing satellite.

Our system for the NSPO provides end-to-end ground system processing for command and control, telemetry processing, orbit analysis, scheduling and tracking station automation. This system is a great show piece for our products and our capabilities in the Asia-Pacific region.

Also booked the EchoStar 11 and AsiaSat 5 Ground System. EchoStar 11 and AsiaSat 5 are both Loral FS1300 class satellites which is one of the more widely used communication satellite types.

Our EPOCH-integrated product suite system is now operating 30 FS1300 class satellites around the world which is the majority of the FS1300s that have been built.

Our system is currently operating the entire fleet of EchoStar spacecraft and the entire fleet of AsiaSat spacecraft.

And the command and control business also has proposals out for nine more ground systems worldwide.

SAT, which is part of the commercial segment, had a great quarter. They booked their largest order ever. It was a $21 million order with the White Sands Missile Range to provide engineering enhancements to their SigMon interference detection and direction finding system.

This is a significant win in that there will be work to enhance the capabilities of the SigMon system to meet the missile range’s needs which will make this product more desirable for terrestrial interference detection and direction finding.

This contract will also allow all the launch and missile ranges to use this contract vehicle to order SAT products.

SAT also booked orders for its SAT-DSA product from SES SIRIUS for Stockholm Teleport and from SkyPort International.

The SAT-DSA product is used for satellite signal analysis and interference detection. This product specifically addresses the needs of satellite operators and we’re seeing good sales to customers worldwide.

Moving on to the government segment, revenue was up half a million dollars and operating income was down to slightly $100,000.

The Air Force business continues to do very well. We received additional work for the CCS-C program for enhancement to the system for the wideband Gapfiller satellite. We also received a contract for continuing support for the system throughout 2007.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

Since the start of the year we had 33 new positions open up for the CCS-C program in our Colorado Springs and Lanham location. We have hired nine of those slots and we’re working to fill the remaining positions.

We received a 94% award fee rating for our CCS-C system for last year and an 85% award fee rating for our RAIDRS program. Both are excellent award fee scores and these programs are both on track and doing very well. We’re also working on a number of proposals for both of these programs for additional work.

We’re working on launch rehearsal exercises for the first wideband Gapfiller satellite launch, which is set for the spring of this year.

Our system and our operational readiness in support of the Air Force’s schedule requirement continue to be a bright spot for us with our Air Force customer.

The Air Force has decided that the transformational SATCOM satellite will be added to the CCS-C system. We expect start date for this program to be some time in late 2008.

It’s possible this could slip into 2009 due to recent funding request reductions for the TSAT satellite program. We don’t believe these funding reductions will hurt us.

Delays in the TSAT program will require the Air Force to purchase more advanced EHF or wideband Gapfiller satellites which will go on to our CCS-C system and provide additional work for us until the TSAT program begins.

Tighter budgets also play in to our strength which is to provide systems based on COTS product and bring lower cost commercial ways of doing business to military programs.

On our first classified ground system program, we received high marks for our first design review. We believe the classified ground systems market’s potential is as big or bigger than the Air Force market’s.

Exposure to this new customer on this program should help us get more business into the classified market.

It is our intention to bring our COTS products and commercial way of doing business to the classified market and we believe we can be every bit as successful in this market as we have been in the Air Force market.

And to better position us for more classified business, we have built and have accredited 2000 square feet of SCIF space in Colorado Springs; we’re in the process of building out an additional 2000 square feet of classified processing space at our Lanham, Maryland headquarters; and we’re building out an additional 1000 square feet of classified processing space at our RT Logic facility in Colorado Springs.

We are currently working on a proposal for a study for the RAIDRS Block 20 program. The study will be a small contract due to be awarded in June.

RAIDRS Block 20 is the next phase of the RAIDRS program and will provide additional satellite protection capability. RAIDRS Block 20 is a several hundred or will be a several hundred million dollar program to be awarded on fiscal year ‘09.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

Our current RAIDRS program provides the foundation for our strategy to be a provider of space situational awareness systems and solutions for both government and commercial customers.

Our strategy is to bring the capabilities from all business segments of our company to provide a complete solution for space situational awareness.

The RAIDRS system consists of interference detection systems from our SAT subsidiary and antenna control and signal processing systems from RT Logic, while the Integral Systems’
government segment provides the command and control and data fusion and analysis system and software.

Our Newpoint subsidiary is providing ground equipment monitoring and control for the entire ground-based system.

Space situational awareness is a growing area of concern for the government and commercial satellite operators and we believe there’s potential for quite a bit of growth in these markets — that we are well-positioned to provide systems and solutions to both markets.

GPS RFP has been delayed again. The new date published by the Air Force for release of the RFP is in late February. At this point, we don’t expect an award before October of this year.

In the civil programs group, still part of the government segment, we had booked a multimillion- dollar upgrade to the GOES N-P Program under a subcontract of Boeing.

This program provides upgrades to various components of the system to provide added capability. The system is currently operating the GOES-N satellite and is performing well.

So, now on to the space communication segment:

As Elaine said, revenue was down $2 million from the same quarter last year and operating income was down $670,000. Half of the revenue and operating income decreases were due to Lumistar and the other half due to RT Logic.

The decreases of RT Logic resulted from a shift to more engineering-intensive work rather than production work and shipment of product.

The decreases of Lumistar resulted from a decrease in booking due to some sales staffing issues that have since been addressed.

So, space communication segment booked $9.4 million in new business in the quarter from customers such as Raytheon, Lockheed, and ITT. The new work includes satellite test systems, receivers, and engineering work.

The space communication segment has a number of proposals that have been submitted to various customers. A couple of these proposals are some of the highest or largest that they’ve ever submitted. At this point, they’re tracking over $110 million in qualified business which is their highest amount ever.

In the quarter, the space communication segment had a number of successes, some of which are the functional demonstration of the RAIDRS system, including a demo of its interference detection and the geolocation capabilities.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

They shipped a number of test satellite - satellite test systems for the (MUOS) program and they demonstrated exceptional performance of their high rate modem product for the (TDRSS) program. This program has the potential for quite a bit follow-on work so this successful demonstration was very important.

RT Logic is working on a number of new products which include a new low cost PC platform for IF and RF receiver products, new frequency converter designs, and encoding extensions for their high rate receiver product.

These receiver and converter products are part of our strategy to reduce the cost of these products, provide software defined signal processing product to replace old analog design, and to be the number one provider of the complete RF-to-Ethernet satellite signal processing product.

Space communication segment is also working on a software guard product for security cross-domain processing. There are very few suppliers of this type of product, and this capability is required for every program that has multilevel data security requirement.

The space communication segment is also working on a programmable space transceiver product that brings RT Logic software defined signal processing solutions to space flight hardware.

This is part of our strategy to bring our ground-based signal processing technology to flight hardware for the communication link between ground and space.

We believe we can drive down the development cost, power requirements, and weight of space components by utilizing this technology for flight system.

This is also an important step in our strategy to capture the ground and space connection in the DoD’s global information grid. The (gig) is the DoD’s vision for IP communication between all ground, airborne, and spaceborne assets.

All of these assets will need signal link connections for communication and it’s our goal to have the solutions to be a provider for as many of these connection points as we can.

I’m just going to touch a bit on the guidance that Elaine spoke about.

We are holding our revenue guidance at $131 million for fiscal year ‘07. I do expect revenues to pick up throughout the year above what they were in the first quarter. However, I expect operating income to be about the same in Q2 as it was in Q1 followed by a pickup in Q3 and Q4.

In summary, I’ll say our business is strong and it’s increasing in both commercial and government segment. Business in the space communication segment should pick up in Q3 and Q4 also once we start to see some of the results of the proposal efforts kick in.

Now, a few corporate issues, Mr. Paul Casner was added to our Board in December and Mickey Harley was also added to the Board on February 7. Both are good additions to our Board and they’re both already making meaningful contributions. So we’re happy to have them aboard.

At this point, we have a Board of Directors consisting of seven outside directors and two inside directors.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

We also destaggered the Board and reversed the corporate bylaw changes that were put into place last year. We believe these changes bring us more in line with modern corporate governance and address the concerns that many of our shareholders have expressed related to the changes of a year ago.

The Board approved a 7-cent dividend for this quarter that goes to shareholders of record March 8 and the dividend is to be paid on March 28.

On our stock buyback plan, in December, we resumed our stock buyback plan where we will buy back company stock and retire the shares if the purchases of those shares are accretive to earnings.

We purchased 7700 shares of company stock during the first quarter.

Just a few words on strategic alternatives now:

We continue to explore strategic alternatives, including the possible sale of the company for the purposes of maximizing shareholder value. Both the Board and the management team are actively involved in these efforts and these efforts do continue.

So at this point, I would like to open up the call to your questions.

Operator:	Thank you very much, Mr. Gaffney.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

And if you’re using a speakerphone, please make sure to lift your handset before entering your request.

Again, ladies and gentlemen, to register a question or comment, please press the 1 followed by the 4 on your telephone.

Our first question comes from the line of (Jim Bartlett) from (Bartlett) Investors.

Please proceed.

(Jim Bartlett):	Yes.

Could you just give us a little more definition on some of the strategic alternatives you’re considering?

Peter Gaffney: You know, (Jim), I’m afraid I can’t. I’ll just say in general, it’s all the alternatives that one would consider when any company goes through strategic alternatives — it’s the sale of the company, it’s mergers of equal, reverse mergers, the stock buyback — it’s all of the —
anything that any company would do.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

(Jim Bartlett):	You mentioned for - that a couple of the reasons for your lowering of the earnings guidance cost and also the cost of ensuring strategic alternatives, could you give us an idea of the magnitude of each of those?

Peter Gaffney:	In the costs for those items?

(Jim Bartlett):	Yes.

Peter Gaffney:	I don’t have that breakdown in front of me.

(Jim Bartlett):	Well, is that roughly 50-50, one-third, two-thirds or just some order of magnitude?

Peter Gaffney:	I’m not sure I have it.

Do you want to answer him?

Elaine Brown:	If I heard the question correctly, are you asking what we spent in terms of pursuing strategic options in Q1?

(Jim Bartlett):	Well, both in the first quarter and for the year. You gave a reason for the reduction of 50-50 share in the guidance of getting proposal cost as well as cost of strategic alternatives because the legal cost of the SEC acquire was exclusive of that. So what I’m asking for the in the first quarter and for the year, what was the mix of those costs?

Peter Gaffney:	Okay. Elaine has some numbers here. It was half a million for B&P, an increase of half a million for B&P and $60,000 for strategic alternatives.

(Jim Bartlett):	That’s in the first quarter?

Peter Gaffney:	Yeah.

(Jim Bartlett):	And your estimates for the year?

Peter Gaffney:	The B&P will continue probably about half a million over in the - through the first couple of quarters and then - and tail off towards - in quarters two and three and - sorry, three and four. And I really can’t estimate strategic alternatives.

(Jim Bartlett):	And what are the primary - and I assume this 500,000 of B&P is above plan. Is that correct?

Peter Gaffney:	Yeah, that is correct.

(Jim Bartlett):	So, what are the written proposals that you’re working on that caused this to be above plan?

Peter Gaffney:	Okay. Primarily, GPS at - in our government segment and at - in the space communication segment, it’s RT Logic and Lumistar and they’re working on a number of larger dollar programs. RT Logic is working on some larger dollar programs than they had before, satellite test systems and some systems for classified program.

(Jim Bartlett):	So these programs that you did not know about before or new programs or programs that it’s just costing more to execute?

Peter Gaffney:	Well, the GPS program was the continual slip in the RFP base are just - they’re driving our B&P costs up higher than we had anticipated. And for RT Logic it’s new opportunities that

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

they came on in Q4 and that they’re seeing now, new opportunities in Q1 and Q2 that they are working on B&P efforts.

(Jim Bartlett):	And could you share with us some of those opportunities?

Peter Gaffney:	Well, I did to the extent I could…

(Jim Bartlett):	Those were the ones you mentioned.

Peter Gaffney:	Yes.

(Jim Bartlett):	Okay.

Peter Gaffney:	Yeah.

(Jim Bartlett):	And of the 131 revenue that you stayed with that forecast, is there a different mix in that forecast than you had before when you originally gave guidance?

Peter Gaffney:	Yes, there is. There is more work on our CCS-C program, additional work that in late December the government gave to us, and less work in our space communication segment and that segment has much higher margins than our government segment which is why revenue staying the same but operating for EPS estimates are dropping.

(Jim Bartlett):	And in that space, that was one half at RT Logic you mentioned and a half in Lumistar.

Peter Gaffney:	Yes.

(Jim Bartlett):	The 2 million shortfall.

And you said in Lumistar, it was booking due to - more bookings due to staffing things that have been addressed. Could you give more color on that?

Peter Gaffney:	Yeah. We had some sales personnel issues at Lumistar and they have been addressed. We’ve hired additional sales staff at Lumistar.

(Jim Bartlett):	All right. I’ll stop now and let someone else ask questions.

Thank you very much.

Peter Gaffney:	Okay.

Operator:	Our next question comes from the line of (Chip Richardson), private investor.

Please proceed, sir.

(Chip Richardson):	Hi Mr. Gaffney, how are you today?

Peter Gaffney:	Fine, (Chip).

(Chip Richardson):	Well, I always focus my questions and sometimes they seem a bit argumentative.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

I’d like for you to maybe just give us some good news, if you could, about what you’re doing to improve the stock price. It’s down again, it remains down. We spent less than half of the authorized amount on the buyback.

Give us some good news. What are you doing that’s going to help get this stock price up?

Peter Gaffney:	Okay. Sure, (Chip).

I have upcoming a number of interviews with some space publications. I have an interview coming up with Via Satellite Magazine that will appear in their View from the Top issue in April.

I’ve got an investors conference on signups for the Credit Suisse (under followed) investors conference, which I think is in early March. I’m going to be a speaker at that conference and them I’m also going to have individual sessions with a number of investors.

And I’ve also been speaking with one of our analysts about going on the road and speaking to a number of investors, both current and potential investors in March as well.

(Chip Richardson):	Well, that’s encouraging.

And I know when we spoke the last time there was still resistance by the Board to changing those bylaws that were very shareholder-unfriendly, is it fair to conclude that now that that’s been adopted and there are new members that the Board is committed to bringing shareholder value?

Peter Gaffney:	Yes. We are definitely committed to that. And, in fact, I mean those moves themselves, I believe, show our commitment to that.

(Chip Richardson):	All right. Thank you.

Operator: Our next question comes from the line of (Bonnie Wachtel) from (Wachtel) and Company.

Please proceed.

(Bonnie Wachtel):	Hi Pete.

Peter Gaffney:	Hi (Bonnie).

(Bonnie Wachtel):	First let me say, I heard a lot of good news in the call, as I always do. I did want to ask a question, however, about the modern corporate governance procedures.

We’re in a situation where we have close to $1 million legal bills, which broadly speaking — and I’m only talking about what has been published in the SEC documents — is challenging the oversight of several members of the Board of Directors. We also have the disappointment of the sale process over the summer and now, what some may view as a disappointment with respect to the earnings.

And in the face of that, we see as a condition to having those bylaws repealed, active negotiation by the Board to make certain that they’re all continued in office at least for another year.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

Now I find that concerning. I don’t think that’s part of modern corporate governance procedures and I don’t think that that is something that is going to instill a lot of confidence in the investors as they visit them particularly in light of the overhang of the legal issues and what came in over the summer.

Now, when I read your press release declassifying the Board, although I do think that that advances the ball to some degree, I have to note that I don’t see any legal impediment to a majority of the Board simply reclassifying it, which I think could be done on 24 hours’ notice at which point they can resettle the classes.

This isn’t the reform that was requested in the shareholder proposal, which was to pass amendments to the Articles of Incorporation which would require shareholder approval before the Board could go back under that very, very severe anti-takeover provision of the Maryland Law.

My question is: do you have any plans if not now, then in one year’s time to go ahead and pass - change the Articles of Incorporation and really put control of the company in the shareholders’ hands and if not, I would like to know what is the hesitation to taking that step?

Peter Gaffney:	Well, in the last - over the last year, our board mate composition has changed quite a bit. We have added three, I’ll call them, shareholder representatives on to the Board that would be Bill Leimkuhler, Alan Baldwin, and Mickey Harley. We have added two new additional members, independent outside members — Paul Casner and (Jack Albertine). And we have - now have nine directors, seven outside and two inside.

And we believe that that is enough change for a year. We do have an election coming up, and all of these board members will be up for election and we believe that - probably been enough change at this point and that the composition, we believe, is right with the number of outside and inside directors and we believe that it’s quite shareholder-friendly at this point.

With regards to your point about the amendment, I really don’t know the answer to that. I can’t recall it being something that we discussed, making it something that the shareholders would have to vote on to reinstate the Maryland laws regarding anti-takeover.

I can tell you that the sentiments of the Board is not to do that at all. I mean we just voted to repeal those changes.

So my belief is that the Board is headed in the right direction. I think we have good composition on the Board and I think we’re going to see - and we need to see some stability in the Board for the next year and if the shareholders want to vote in a new board, they’ll be able to.

(Bonnie Wachtel):	All right, Pete. I respect your opinion as I always have, but I firmly disagree with it.

You have added but you have not subtracted. There is a real reason for the shareholders to be concerned about a majority of the Board who are either out of the Chamberlain circle or connected with the Chamberlain circle based on the history of this year, and I urge that you go the extra step to really take out the anti-takeover protection.

And I guess I’ve always said in the past, if you could get the shareholders to back you on that basis without making them sign a contract in advance — more power to you.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

And I’m one voice, I’m a small shareholder in this, but I don’t view what you have done here as meaningfully changing the anti-takeover profile at Integral Systems and in some ways, you have actually made it worse.

All right. That’s enough for me.

Operator:	As a reminder, ladies and gentlemen, to register a question or a comment, please press the 1 followed by 4 on your telephone.

Mr. Gaffney, it appears we have no other questions at this time, or I spoke too early.

We have a question coming from the line of (Jim Stadtmiller) from (Piltel) and Company.

Please proceed.

(Jim Stadtmiller):	Hi. Thank you.

Can you characterize the informal SEC investigation? Have there been any findings or what are they examining?

Thank you.

Peter Gaffney:	Sure.

There have been no findings as yet. What they are examining is in our 10-K and they are looking into whether the company did or did not make certain disclosures regarding one of our executives who may have been acting in a capacity as a named executive officer when he was not a named executive officer and should we have made certain disclosures around that.

They’re also looking into the issue of whether that same executive officer was practicing accounting before the Commission against a bar that he has in place against practicing accounting before the Commission.

(Jim Stadtmiller):	Okay. Thank you.

Peter Gaffney:	You’re welcome.

Operator:	Our next question comes from the line of Bill Nicklin from Brown Advisory.

Please proceed.

William Nicklin:	Good morning.

Peter Gaffney:	Hi Bill.

William Nicklin:	Good.

I’d like to circle back to RAIDRS for a moment. I guess there were some changes in that contract over the last year and I wonder if you could describe those, if possible, under your - what you can say and what you can’t say.

And also, there - as I remember, there is a large component of RAIDRS which goes into hardware or the ground stations and - or at least more products coming out of RT Logic, SAT

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

and what-have-you, I was wondering as that contract was renegotiated or add to or extended or altered, whatever happened, how far back that pushback component of the contract.

Peter Gaffney:	Sure.

Over the last summer we restructured the program working with the Air Force. And the purpose of that restructuring was really to get in alignment with the way the Air Force would like to see the program run. We bid it as mostly cost commercial off-the-shelf component integration effort with trimmed down, streamlines programmatic on that program.

And that’s not how - even though that’s what the Air Force Bought off on, it’s not really how the program office wanted to run it. They wanted much more insight into software development practices and processes. And anyway, it just increased the programmatic.

So we came to an alignment with the Air Force on how to run the program. We restructured the program. It added about $10 million to $15 million to that program and probably delayed it by about a year.

So we are starting some production items this year, and the production unit will actually probably start shipping in 2008 and 2009. Those will be the big production years for that program.

We’ve also had some discussions with the RAIDRS program office about turning some of those production items into fixed price contract line items instead of the cost plus which only has an 8% fee on it.

Although we do have a lot of product content in there from our subsidiaries which helps drive the margin, but we’re talking - we’ve been talking with the Air Force about transferring those to fixed price which will increase our risk but should also increase our ability to increase profits on that program as well.

William Nicklin:	Very good. Thank you.

Peter Gaffney:	Okay, Bill.

Operator:	Our next question comes from the line of (Jim Bartlett) from (Bartlett) Advisory.

(Jim Bartlett):	Yes. You mentioned that the Transformational Satellite System Program had been included in the CCS-C, I believe, could you talk about the significance of that?

Peter Gaffney:	Sure.

TSAT is going to be the next generation of satellite for the military. It’s next generation beyond advanced EHF and wideband gapfiller and it’s going to be a constellation of a number of satellites - communication satellites.

The Air Force has decided and announced that those operations of those satellites will be on CCS-C system. We do not have a contract for this and - but we believe, of course, we’re the right folks to do this work.

We built the CCS-C system, we’ve got - had the exceptional marks on the CCS-C system all along. So we believe that, you know, we have an excellent chance of getting that work, and we think it’s going to start probably in ‘08 or ‘09.

INTEGRAL SYSTEMS, INC.

Moderator: Peter Gaffney

02-13-07/11:00 am ET

Confirmation # 21326023

(Jim Bartlett):	And what’s the potential there?

Peter Gaffney:	We’re estimating somewhere between 60 million and 100 million.

(Jim Bartlett):	Okay. Thanks.

Operator:	We have another follow-up question coming from the line of (Chip Richardson), private investor.

Please proceed.

(Chip Richardson):	I don’t have any further question.

Operator:	Mr. Gaffney, it appears we have no other questions at this time.

Peter Gaffney:	Okay.

Well, thank you to everybody for coming to our call and we’ll talk to you next quarter.

Operator:	Ladies and gentlemen, that does conclude our conference call for today.

We thank you for your participation and ask that you please disconnect your line.

END